Exhibit 99.1

AMMO, Inc. Announces Jared Smith as its New Chief Executive Officer

SCOTTSDALE, Ariz., July 25, 2023 (GLOBE NEWSWIRE) — AMMO, Inc. (Nasdaq: POWW, POWWP) (“AMMO” or the “Company”), the owner of GunBroker.com, the largest online marketplace serving the firearms and shooting sports industries, and a leading vertically integrated producer of high-performance ammunition and components, today announced Jared Smith as the Company’s new Chief Executive Officer effective July 24, 2023.

“Today I, along with the Board of Directors, am pleased to announce that industry veteran Jared Smith has been named Chief Executive Officer and will become a Director of AMMO and GunBroker.com,” said Fred Wagenhals, AMMO’s current CEO and Chairman. “I will remain Executive Chairman of AMMO and GunBroker.com and will be a strategic advisor to the Company and Jared to assist in the transition. Jared has been AMMO’s President and Chief Operating Officer since January 2023.”

Jared has spent 17 years working in the firearm and ammunition sector, where he most recently spent more than five years as the General Manager with Fiocchi of America, a global manufacturer of premium ammunition for competition, hunting, and defense applications. During his tenure at Fiocchi, he held multiple positions, including Director of Procurement and Supply Chain, and subsequently, Vice President of International Strategy and Development. As Fiocchi’s GM, Jared maintained full P&L ownership and managed separate manufacturing operations, while overseeing three acquisitions and led Fiocchi’s revenue growth in three short years from $95 million to more than $200 million.

“The CEO Succession Committee of the Board of Directors, in consultation with international executive search firm Egon Zehnder, was tasked with conducting the national search to fill the CEO position,” said Jessica Lockett, Board Member. “We thoroughly canvassed the marketplace for high qualified candidates who possessed what we believed were the extensive set of skills necessary for a CEO to balance. Following this process, it was clear that Jared was the most attractive candidate for the position.”

“I’ve had the opportunity to get to know Jared over the past few months, and I am confident he combines a strong background, executive skills, and, most importantly, the vision to grow this Company into a true market leader. Jared stands out among the many CEOs I’ve come to know over my own years of experience, and we as a board are excited to welcome him as Ammo Inc.’s CEO and as a member of our board, and we very much look forward to his, and our, future success,” added Christos Tsentas, AMMO director.

“It was always my intent to engage a permanent successor when I founded AMMO in 2016 and took the reigns as CEO,” continued Wagenhals. “Once I spent time with Jared, it became clear to me he could take our Company to the next level and beyond, and I am pleased the CEO Succession Committee came to the same conclusion. Jared has impressive leadership skills and knowledge of our Company’s targeted marketplace, and he is singularly focused and committed to deliver on the strategic imperative of further strengthening and growing AMMO and GunBroker.com, leveraging our amazing employees and technological market differentiators.”

“On behalf of the Board, the Company, and its stakeholders, I would like to thank Fred Wagenhals for his exceptional entrepreneurial vision and his many contributions during his tenure as AMMO’s Chairman and CEO, including the 2021 strategic acquisition of GunBroker.com, the opening of our new state-of-the-art manufacturing plant in Manitowoc, Wisconsin in 2022, and attracting and retaining industry-leading executives such as Jared,” said Rusty Wallace, Board Member, NASCAR Hall of Fame member, entrepreneur, and broadcast analyst. “The entire Board is truly excited to welcome and work with Jared, whose experience as an industry insider, we believe, will only strengthen AMMO’s presence in the marketplace.”

“I am honored to be appointed CEO and look forward to leading this Company, our executive leadership team, and our Board toward the continued transformation of our industry,” said Smith. “I have spent almost two decades in the firearm and ammunition sector and have always recognized AMMO and GunBroker.com as best in class for their space and potential. I joined this team because of the raw potential of the operations team, multiple opportunities to innovate, bring transformative change, and continue the growth trajectory of this Company. Fred, the executive team, and I believe numerous and compelling future opportunities for AMMO and GunBroker.com lie ahead, some of which we plan to announce in a Shareholder’s Letter later this week. I look forward to an exciting and successful future for AMMO and GunBroker.com.”

About AMMO, Inc.

With its corporate offices headquartered in Scottsdale, Arizona, AMMO designs and manufactures products for a variety of aptitudes, including law enforcement, military, sport shooting and self-defense. The Company was founded in 2016 with a vision to change, innovate and invigorate the complacent munitions industry. AMMO promotes branded munitions as well as its patented STREAK™ Visual Ammunition, /stelTH/™ subsonic munitions, and specialty rounds for military use via government programs. For more information, please visit: www.ammo-inc.com.

About GunBroker.com

GunBroker.com is the largest online marketplace dedicated to firearms, hunting, shooting and related products. Aside from merchandise bearing its logo, GunBroker.com currently sells none of the items listed on its website. Third-party sellers list items on the site and Federal and state laws govern the sale of firearms and other restricted items. Ownership policies and regulations are followed using licensed firearms dealers as transfer agents. Launched in 1999, GunBroker.com is an informative, secure and safe way to buy and sell firearms, ammunition, air guns, archery equipment, knives and swords, firearms accessories and hunting/shooting gear online. GunBroker.com promotes responsible ownership of guns and firearms. For more information, please visit: www.gunbroker.com.

Forward Looking Statements

This document contains certain “forward-looking statements”. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including, but not limited to, any projections of earnings, revenue or other financial items; any statements of the plans, strategies, goals and objectives of management for future operations; any statements concerning proposed new products and services or developments thereof; any statements regarding future economic conditions or performance; any statements or belief; and any statements of assumptions underlying any of the foregoing.

Forward looking statements may include the words “may,” “could,” “estimate,” “intend,” “continue,” “believe,” “expect” or “anticipate” or other similar words, or the negative thereof. These forward-looking statements present our estimates and assumptions only as of the date of this report. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the dates they are made. You should, however, consult further disclosures and risk factors we include in Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Reports filed on Form 8-K.

Investor Contact:

CoreIR

Phone: (212) 655-0924

AMMO, Inc. Contact:

Victoria Welch

Phone: (480) 947-0001